Information
For Immediate Release

LOCKHEED MARTIN ANNOUNCES THIRD QUARTER 2008 RESULTS

•	Third quarter earnings per share up 7% to $1.92; Year-to-date earnings per share up 12% to $5.82
•	Third quarter net earnings up 2% to $782 million; Year-to-date net earnings up 7% to $2.4 billion
•	Third quarter net sales down 5% to $10.6 billion; Year-to-date net sales up 2% to $31.6 billion
•	Cash from operations of $1.0 billion for the quarter; $3.4 billion year-to-date
•	Increased outlook for 2008 earnings per share and return on invested capital (ROIC); providing initial 2009 financial outlook

BETHESDA, Md, Oct. 21, 2008 - Lockheed Martin Corporation (NYSE: LMT) today reported third quarter 2008 net earnings of $782 million ($1.92 per diluted share), compared to $766 million ($1.80 per diluted share) in 2007. Net sales were $10.6 billion, a 5% decrease from third quarter 2007 sales of $11.1 billion. Cash from operations for the third quarter of 2008 was $1.0 billion, compared to $935 million in 2007.

"With solid performance through the first nine months of the year, our employees and leadership team continue to meet important customer requirements and focus on enhancing shareholder value," said Bob Stevens, Chairman, President and CEO. “Our talented team of 140,000 professionals also continues to achieve significant milestones, improve operational efficiencies and capture strategic new business. By leveraging core capabilities and systems integration expertise, we continue to realize our goal of being the world's premier global security company.”

Summary Reported Results and Outlook

The following table presents the Corporation’s results for the quarter and year-to-date periods, in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	3rd Quarter		Year-to-Date
(In millions, except per share data)	2008	2007	2008	2007

Net sales	$10,577	$11,095	$31,599	$31,021

Operating profit
Segment operating profit	$1,250	$1,226	$3,715	$3,435
Unallocated corporate, net:
FAS/CAS pension adjustment	32	(18)	96	(46)
Stock compensation expense	(40)	(34)	(115)	(116)
Unusual items, net	44	--	145	71
Other, net	(44)	(11)	(58)	(32)
	1,242	1,163	3,783	3,312
Interest expense	85	79	264	265
Other non-operating (expense) / income, net [1]	(13)	35	14	139
Earnings before income taxes	1,144	1,119	3,533	3,186
Income taxes	362	353	1,139	952
Net earnings	$782	$766	$2,394	$2,234
Diluted earnings per share	$1.92	$1.80	$5.82	$5.21
Cash from operations	$1,033	$935	$3,406	$3,821

[1]	Includes interest income and unrealized (losses) gains, net on marketable securities held to fund certain non-qualified employee benefit obligations.

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

2008 FINANCIAL OUTLOOK [1]	2008 Projections
(In millions, except per share data and percentages)	Current Update	July 2008

Net sales	$41,900 - $42,900	$41,900 - $42,900

Operating profit:
Segment operating profit	$4,850 - $4,950	$4,825 - $4,925
Unallocated corporate, net:
FAS/CAS pension adjustment	125	125
Stock compensation expense	(155)	(155)
Unusual items, net	145	100
Other, net	(65)	(40)
	4,900 - 5,000	4,855 - 4,955

Interest expense	(340)	(345)
Other non-operating (expense) / income, net [2]	(50)	45
Earnings before income taxes	$4,510 - $4,610	$4,555 - $4,655

Diluted earnings per share	$7.55 - $7.70	$7.45 - $7.60
Cash from operations	≥ $4,300	≥ $4,300
ROIC [3]	≥ 21.0%	≥ 20.0%

[1]	All amounts approximate.
[2]	Includes interest income and unrealized (losses) gains, net on marketable securities held to fund certain non-qualified employee benefit obligations.
[3]	See discussion of non-GAAP performance measures at the end of this document.

The increase in the Corporation’s projected 2008 diluted earnings per share results primarily from the net impact of the following:

•	higher projected segment operating profit due to improved performance within the Aeronautics segment;
•	a gain recognized on an unusual item in the third quarter;
•	the benefit of R&D tax credit legislation passed in early October;
•	an increase in other non-operating (expense) / income, net as a result of unrealized losses on marketable securities held to fund certain non-qualified employee benefit obligations; and
•	a reduction in assumed average fully diluted shares outstanding.

2009 FINANCIAL OUTLOOK [1]
(In millions, except per share data and percentages)	2009 Projection

Net sales	$44,250 - $45,250

Segment operating profit:
Segment operating profit	$5,100 - $5,250
Unallocated corporate, net:
FAS/CAS pension adjustment	(60)
Stock compensation expense	(160)
Unusual items	—
Other, net	(80)
$4,800 - $4,950

Interest Expense	(305)
Other non-operating (expense) / income, net [2]	35
Earnings before income taxes	$4,530 - $4,680

Diluted earnings per share	$7.65 - $7.90
Cash from operations	≥ $4,000
ROIC [3]	≥ 20%

[1]	All amounts approximate.
[2]	Includes interest income and unrealized (losses) gains, net on marketable securities held to fund certain non-qualified employee benefit obligations.
[3]	See discussion of non-GAAP performance measures at the end of this document.

The outlook for 2009 earnings before income taxes and earnings per share assumes, based on the information currently available to us, that the Corporation's 2009 non-cash FAS/CAS pension adjustment would be calculated using a discount rate of 7.5% and that the return on plan assets in 2008 would be approximately (25.0%). The outlook for 2009 cash from operations assumes that the Corporation will be required to make contributions of approximately $100 million to the defined benefit pension trust during 2009. The 2009 non-cash FAS/CAS pension adjustment and related assumptions will not be finalized until year-end 2008, consistent with the Corporation's pension plan measurement date. Given the current volatility in the financial markets, these assumptions could change materially at the year-end measurement date. The Corporation will update its FAS/CAS pension adjustment and projections for cash from operations taking into account any changes in required defined benefit plan funding obligations, as necessary, when it announces 2008 year-end financial results.

It is the Corporation's practice not to incorporate adjustments to its outlook for proposed acquisitions, divestitures, joint ventures, or other unusual activities until such transactions have been consummated.

Balanced Cash Deployment Strategy

The Corporation continued to execute its balanced cash deployment strategy during the third quarter as follows:

•	retired $1.0 billion of long-term debt in the quarter as a result of the previously announced floating rate convertible debt redemption and a total of $1.1 billion during the nine month period;
•	repurchased 3.7 million shares at a cost of $401 million in the quarter and 22.3 million shares at a cost of $2.4 billion in the nine month period;
•	made capital expenditures of $229 million during the quarter and $503 million during the nine month period;
•	paid cash dividends of $170 million in the quarter and $510 million in the nine month period; and
•	invested $107 million in the quarter and $195 million during the nine month period for acquisition and investment activities.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; Information Systems & Global Services (IS&GS); and Space Systems.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	3rd Quarter		Year-to-Date
	2008	2007	2008	2007
Net sales
Aeronautics	$2,917	$3,342	$8,608	$9,299
Electronic Systems	2,802	2,827	8,686	8,269
IS&GS	2,950	2,713	8,312	7,378
Space Systems	1,908	2,213	5,993	6,075
Total net sales	$10,577	$11,095	$31,599	$31,021

Operating profit
Aeronautics	$375	$414	$1,064	$1,091
Electronic Systems	364	346	1,139	1,050
IS&GS	267	245	769	674
Space Systems	244	221	743	620
Segment operating profit	1,250	1,226	3,715	3,435
Unallocated corporate (expense) income, net	(8)	(63)	68	(123)
Total operating profit	$1,242	$1,163	$3,783	$3,312

The following discussion compares the operating results for the quarters and year-to-date periods.

Aeronautics

($ millions)	3rd Quarter		Year-to-Date
	2008	2007	2008	2007
Net sales	$2,917	$3,342	$8,608	$9,299
Operating profit	$375	$414	$1,064	$1,091
Operating margin	12.9%	12.4%	12.4%	11.7%

Net sales for Aeronautics decreased by 13% for the quarter and 7% during the nine months of 2008 from the comparable 2007 periods. In both periods, decreases in Combat Aircraft and Air Mobility sales more than offset increases in Other Aeronautics Programs. The decrease in Combat Aircraft for both the quarter and the nine months primarily was due to lower volume on F-16 and F-35 programs. The decrease in Air Mobility for the quarter and nine months primarily was due to lower volume on the C-130J program, including deliveries and support activities, and lower volume on other air mobility programs. There were three C-130J deliveries in the third quarter of 2008 and four in the comparable 2007 period. There were nine C-130J deliveries during the nine months in both 2008 and 2007. The increase in Other Aeronautics Programs for both periods mainly was due to higher volume in sustainment services activities.

Operating profit decreased by 9% for the quarter and 2% for the nine months of 2008 from the comparable 2007 periods. During the quarter, operating profit declined in Combat Aircraft, Air Mobility and Other Aeronautics Programs. In Combat Aircraft, the decline mainly was due to lower volume on F-16 programs. The decrease in operating profit in Air Mobility primarily was attributable to lower volume on C-130 programs. The decrease in Other Aeronautics Programs mainly was due to performance on a P-3 modification contract. During the nine month period, operating profit declines in Combat Aircraft and Air Mobility partially were offset by an increase in Other Aeronautics Programs. In Combat Aircraft, the decline mainly was due to lower volume on F-16 programs. In Air Mobility, operating profit decreased mainly due to performance on C-5 programs and lower volume on C-130J support programs, which partially were offset by improved performance on the C-130J deliveries in 2008. The increase in Other Aeronautics Programs mainly was due to higher volume in sustainment services activities, which partially was offset by a decrease in operating profit due to performance on a P-3 modification contract.

Electronic Systems

($ millions)	3rd Quarter		Year-to-Date
	2008	2007	2008	2007
Net sales	$2,802	$2,827	$8,686	$8,269
Operating profit	$364	$346	$1,139	$1,050
Operating margin	13.0%	12.2%	13.1%	12.7%

Net sales for Electronic Systems decreased by 1% for the quarter and increased 5% for the nine months of 2008 from the comparable 2007 periods. During the quarter, lower sales volume on platform integration activities at Platform, Training & Energy (PT&E) and radar systems activities at Maritime Systems & Sensors (MS2) were offset by higher sales volume on tactical missile and fire control programs at Missiles & Fire Control (M&FC). For the nine month period, sales increases in M&FC and MS2 more than offset a decline in PT&E. The increase in M&FC mainly was due to higher volume on tactical missile and fire control programs. The increase in MS2 was attributable to higher volume on surface systems, radar systems and undersea systems activities. The decline in PT&E mainly was due to lower volume on platform integration activities.

Operating profit for Electronic Systems increased by 5% for the quarter and 8% for the nine months of 2008 from the comparable 2007 periods. In the quarter, operating profit increases in MS2 and PT&E more than offset a decline in M&FC. The increase in MS2 mainly was attributable to improved performance on surface systems programs. The increase at PT&E primarily was due to improved performance on distribution technology and platform integration activities. The decline in M&FC was attributable to fire control and tactical missile programs. During the nine month period, operating profit increases at M&FC and MS2 more than offset a decrease at PT&E. The increase in M&FC mainly was due to higher volume on tactical missile programs and improved performance on air defense programs. The increase in MS2 mainly was attributable to higher volume and improved performance on surface systems and radar systems programs. The decrease at PT&E primarily was due to performance on platform integration activities.

Information Systems & Global Services

($ millions)	3rd Quarter		Year-to-Date
	2008	2007	2008	2007
Net sales	$2,950	$2,713	$8,312	$7,378
Operating profit	$267	$245	$769	$674
Operating margin	9.1%	9.0%	9.3%	9.1%

Net sales for IS&GS increased by 9% for the quarter and 13% for the nine months of 2008 from the comparable 2007 periods. Sales increased in all three lines of business for both the quarter and the nine month periods. The increase in Global Services principally was due to global and mission services activities and Pacific Architect & Engineers (PAE) programs. The increase in Information Systems was due to higher volume on enterprise solutions & services activities. The increase in Mission Solutions primarily was driven by mission and combat support solutions activities as well as by transportation and security solutions.

Operating profit for IS&GS increased by 9% for the quarter and 14% for the nine months of 2008 from the comparable 2007 periods. In both the quarter and the nine month periods, the increase in operating profit was driven by Global Services and Mission Solutions. Mission Solutions operating profit increased due to higher volume and improved performance on secure enterprise solutions as well as mission and combat support solutions activities. The increase in Global Services operating profit primarily was attributable to improved performance on global services and PAE programs. In the quarter, Information Systems operating profit declines mainly were due to performance on mission service and enterprise solutions & services activities. During the nine month period, Information Systems operating profit increased due to higher volume on information technology programs and a benefit from a contract restructuring during the first quarter of 2008, which more than offset declines in mission services activities.

Space Systems

($ millions)	3rd Quarter		Year-to-Date
	2008	2007	2008	2007
Net sales	$1,908	$2,213	$5,993	$6,075
Operating profit	$244	$221	$743	$620
Operating margin	12.8%	10.0%	12.4%	10.2%

Net sales for Space Systems decreased by 14% for the quarter and 1% for the nine months of 2008 from the comparable 2007 periods. In both periods, a sales decline in Satellites partially was offset by growth in Space Transportation. In Satellites, sales declined due to lower volume in commercial and government satellite activities in both periods. No commercial satellites were delivered during the third quarter of 2008 as compared to two deliveries in the comparable 2007 period. There were two commercial satellite deliveries during the nine months of 2008 and three during the comparable 2007 period. The sales growth in Space Transportation primarily was due to higher volume on the Orion program.

Operating profit increased by 10% for the quarter and 20% for the nine months of 2008 from the comparable 2007 periods. In both periods, the increase in operating profit was due to Space Transportation, which partially was offset by a decline in Satellites. In Space Transportation, the increase mainly was attributable to higher equity earnings on the United Launch Alliance joint venture, volume on the Orion program and the results from successful negotiations of a terminated commercial launch service contract in the first quarter of 2008. The improvement in ULA’s earnings also reflects the absence in 2008 of a charge recognized in the third quarter of 2007 for an asset impairment on the Delta II medium lift launch vehicles. In Satellites, operating profit declined in the quarter due to lower volume on commercial satellite activities and declined during the nine month period due to lower volume on government satellite programs.

Unallocated Corporate (Expense) Income, Net

($ millions)	3rd Quarter		Year-to-Date
	2008	2007	2008	2007
FAS/CAS pension adjustment	$32	$(18)	$96	$(46)
Stock compensation expense	(40)	(34)	(115)	(116)
Unusual items, net	44	—	145	71
Other, net	(44)	(11)	(58)	(32)
Unallocated corporate income (expense), net	$(8)	$(63)	$68	$(123)

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and included in “Unallocated corporate (expense) income, net.” See the Corporation’s 2007 Form 10-K for a description of “Unallocated corporate (expense) income, net,” including the FAS/CAS pension adjustment.

The FAS/CAS pension adjustment (calculated as the difference between FAS 87 expense and the CAS cost amounts) switched to income in 2008 due to an increase in the discount rate and other factors such as actual return on plan assets. This change is consistent with the Corporation’s previously disclosed assumptions used to compute these amounts.

For purposes of segment reporting, the following unusual items were included in “Unallocated corporate (expense) income, net” for the quarters and nine month periods of 2008 and 2007:

2008 —
•
A third quarter gain, net of state income taxes, of $44 million representing the recognition of a portion of the deferred net gain from the 2006 sale of the Corporation’s ownership interest in Lockheed Khrunichev Energia International, Inc. (LKEI) and International Launch Services, Inc. (ILS). At the time of the sale, the Corporation deferred recognition of any gains pending the expiration of its responsibility to refund advances for future launch services. At September 28, 2008, a deferred gain (net of state income taxes) of $49 million remained to be recognized as an unusual item when the remaining launch service is provided;

•
Second quarter earnings, net of state income taxes, of $85 million associated with reserves related to various land sales that are no longer required. Reserves were recorded at the time of each land sale based on the U.S. Government’s assertion of its right to share in the sale proceeds. This matter was favorably settled with the U.S. Government in the second quarter; and

•
A first quarter gain, net of state income taxes, of $16 million representing the recognition of a portion of the deferred net gain from the 2006 sale of the Corporation’s ownership interest in Lockheed Khrunichev Energia International, Inc. (LKEI) and International Launch Services, Inc. (ILS).

Recognition of the deferred net gain increased net earnings by $28 million ($0.07 per share) during the third quarter of 2008. This item, along with the second quarter reserve reversal and first quarter gain increased net earnings by $94 million ($0.23 per share) during the nine months ended September 28, 2008.

2007 —
•	A second quarter gain, net of state income taxes, of $25 million related to the sale of the Corporation’s remaining 20% interest in COMSAT International;
•	A first quarter gain, net of state income taxes, of $25 million related to the sale of land; and
•	First quarter earnings, net of state income taxes, of $21 million related to the reversal of legal reserves from the settlement of certain litigation claims.

These items and the income tax benefit of $59 million ($0.14 per share) described in the Income Taxes discussion below, increased net earnings by $105 million ($0.25 per share) during the nine months ended September 30, 2007.

Income Taxes

Our effective income tax rates were 31.6% and 32.2% for the quarter and nine months ended September 28, 2008 and 31.5% and 29.9% for the comparable 2007 periods. The effective rates for all periods were lower than the statutory rate of 35% due to tax deductions for U.S. manufacturing activities and dividends related to our employee stock ownership plan. The effective tax rate for the nine month period in 2008 is higher than the comparable period in 2007 primarily due to the expiration of the research tax credit at the end of 2007 and a benefit recorded in the first quarter of 2007 arising from the closure of the IRS examination of the 2003 and 2004 tax years.

The Emergency Economic Stabilization Act of 2008 signed by the President on October 3, 2008 retroactively extends the research and development tax credit for 2 years, from January 1, 2008 to December 31, 2009, and increases the alternative simplified R&D credit rate from 12% to 14% for calendar year 2009. As a result of these changes, we expect to record additional earnings of approximately $38 million in the fourth quarter of 2008.

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The corporation reported 2007 sales of $41.9 billion.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.D.T. on October 21, 2008. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.
FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to election cycles, Congressional actions, Department of Defense reviews, budgetary constraints, and cost-cutting initiatives); the impact of economic recovery and stimulus plans and continued military operations in Iraq and Afghanistan on funding for existing defense programs; the award or termination of contracts; returns or losses on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; changes in counter-party credit risk exposure; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; materials availability and performance by key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation, changes in accounting, tax rules, or export policies; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government/regulatory investigations or audits, and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2007 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of October 20, 2008. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations. The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes. ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:
Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to postretirement benefit plans.

(In millions, except percentages)	2009 Outlook	2008 Outlook	2008 Prior
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%)[1]	Combined	Combined	Combined
RETURN	≥ $3,300	≥ $3,300	> $3,290

AVERAGE DEBT [2,5] AVERAGE EQUITY [3,5] AVERAGE BENEFIT PLAN ADJUSTMENTS [4,5]	Combined	Combined	Combined
AVERAGE INVESTED CAPITAL	≤ $16,500	≤ $15,700	< $16,450

RETURN ON INVESTED CAPITAL	≥ 20%	≥ 21%	≥ 20%
_______
1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3
Equity includes non-cash adjustments, primarily for unrecognized benefit plan actuarial losses and prior service costs, the adjustment for the adoption of FAS 158 in 2006 and the additional minimum pension liability in years prior to 2007.

4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in our Statement of Stockholders’ Equity discussed in Note 3.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Earnings
Unaudited
(In millions, except per share data and percentages)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 28, 2008 (a)	September 30, 2007 (a)	September 28, 2008 (a)	September 30, 2007 (a)

Net sales	$10,577	$11,095	$31,599	$31,021
Cost of sales	9,455	9,949	28,217	27,911
	1,122	1,146	3,382	3,110
Other income (expense), net	120	17	401	202
Operating profit	1,242	1,163	3,783	3,312
Interest expense	85	79	264	265
Other non-operating (expense) / income, net	(13)	35	14	139
Earnings before income taxes	1,144	1,119	3,533	3,186
Income tax expense	362	353	1,139	952
Net earnings	$782	$766	$2,394	$2,234
Effective tax rate	31.6%	31.5%	32.2%	29.9%
Earnings per common share:
Basic	$1.97	$1.85	$5.97	$5.35
Diluted	$1.92	$1.80	$5.82	$5.21
Average number of shares outstanding
Basic	397.4	413.5	401.1	417.2
Diluted	407.1	424.5	411.1	428.5
Common shares reported in stockholders' equity at quarter end:			398.2	410.9

(a)
It is our practice to close our books and records on the Sunday prior to the end of the calendar quarter. The interim financial statements and tables of financial information included herein are labeled based on that convention.

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins
Unaudited
(In millions, except percentages)
	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 28, 2008	September 30, 2007	% Change	September 28, 2008	September 30, 2007	% Change
Net sales
Aeronautics	$2,917	$3,342	(13)%	$8,608	$9,299	(7)%
Electronic Systems	2,802	2,827	(1)	8,686	8,269	5
Information Systems & Global Services	2,950	2,713	9	8,312	7,378	13
Space Systems	1,908	2,213	(14)	5,993	6,075	(1)
Total net sales	$10,577	$11,095	(5)%	$31,599	$31,021	2

Operating profit
Aeronautics	$375	$414	(9)%	$1,064	$1,091	(2)%
Electronic Systems	364	346	5	1,139	1,050	8
Information Systems & Global Services	267	245	9	769	674	14
Space Systems	244	221	10	743	620	20
Segment operating profit	1,250	1,226	2	3,715	3,435	8
Unallocated corporate (expense) income, net	(8)	(63)		68	(123)
	$1,242	$1,163	7%	$3,783	$3,312	14

Margins:
Aeronautics	12.9%	12.4%		12.4%	11.7%
Electronic Systems	13.0	12.2		13.1	12.7
Information Systems & Global Services	9.1	9.0		9.3	9.1
Space Systems	12.8	10.0		12.4	10.2
Total operating segments	11.8%	11.1%		11.8%	11.1%
Total consolidated	11.7%	10.5%		12.0%	10.7%

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions, except per share data)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Unallocated corporate (expense) income , net
FAS/CAS pension adjustment	$32	$(18)	$96	$(46)
Unusual items, net	44	—	145	71
Stock compensation expense	(40)	(34)	(115)	(116)
Other, net	(44)	(11)	(58)	(32)
Unallocated corporate (expense) income, net	$(8)	$(63)	$68	$(123)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
FAS/CAS pension adjustment
FAS 87 expense	$(116)	$(175)	$(347)	$(518)
Less: CAS costs	(148)	(157)	(443)	(472)
FAS/CAS pension adjustment - income (expense)	$32	$(18)	$96	$(46)

	THREE MONTHS ENDED SEPTEMBER 28, 2008			NINE MONTHS ENDED SEPTEMBER 28, 2008
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2008
ILS/LKEI Deferred Gain	$44	$28	$0.07	$60	$38	$0.09
Earnings associated with prior years' land sales	—	—	—	85	56	0.14
	$44	$28	$0.07	$145	$94	$0.23

	THREE MONTHS ENDED SEPTEMBER 30, 2007			NINE MONTHS ENDED SEPTEMBER 30, 2007
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2007
Gain on sale of interest in Comsat International	$—	$—	$—	$25	$16	$0.04
Gain on sale of surplus land	—	—	—	25	16	0.04
Earnings from reversal of legal reserves	—	—	—	21	14	0.03
Benefit from closure of an IRS audit	—	—	—	—	59	0.14
	$—	$—	$—	$71	$105	$0.25

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Depreciation and amortization of plant and equipment
Aeronautics	$52	$42	$137	$121
Electronic Systems	69	56	189	150
Information Systems & Global Services	16	21	49	52
Space Systems	36	33	109	90
Segments	173	152	484	413
Unallocated corporate expense, net	14	14	38	41
Total depreciation and amortization	$187	$166	$522	$454

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Amortization of purchased intangibles
Aeronautics	$12	$12	$38	$38
Electronic Systems	2	6	8	22
Information Systems & Global Services	10	13	33	42
Space Systems	1	2	3	6
Segments	25	33	82	108
Unallocated corporate expense, net	2	3	8	9
Total amortization of purchased intangibles	$27	$36	$90	$117

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Balance Sheet
Unaudited
(In millions)
	SEPTEMBER 28,	DECEMBER 31,
	2008	2007
Assets
Cash and cash equivalents	$2,463	$2,648
Short-term investments	71	333
Receivables	5,391	4,925
Inventories	1,736	1,718
Deferred income taxes	653	756
Other current assets	396	560
Total current assets	10,710	10,940

Property, plant and equipment, net	4,294	4,320
Goodwill	9,560	9,387
Purchased intangibles, net	390	463
Prepaid pension asset	326	313
Deferred income taxes	937	760
Other assets	3,140	2,743
Total assets	$29,357	$28,926

Liabilities and Stockholders' Equity
Accounts payable	$2,030	$2,163
Customer advances and amounts in excess of costs incurred	4,313	4,254
Current maturities of long-term debt	1	104
Other accrued expenses	4,189	3,350
Total current liabilities	10,533	9,871
Long-term debt, net	3,804	4,303
Accrued pension liabilities	1,551	1,192
Other postretirement and other noncurrent liabilities	3,661	3,755
Stockholders' equity	9,808	9,805
Total liabilities and stockholders' equity	$29,357	$28,926
Total debt-to-capitalization ratio:	28%	31%

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Cash Flows
Unaudited
(In millions)
	NINE MONTHS ENDED
	September 28, 2008	September 30, 2007
Operating Activities
Net earnings	$2,394	$2,234
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	522	454
Amortization of purchased intangibles	90	117
Stock-based compensation	115	116
Excess tax benefit on stock compensation	(90)	(102)
Changes in operating assets and liabilities:
Receivables	(426)	(332)
Inventories	(18)	274
Accounts payable	(141)	(264)
Customer advances and amounts in excess of costs incurred	91	412
Other	869	912
Net cash provided by operating activities	3,406	3,821

Investing Activities
Expenditures for property, plant and equipment	(503)	(480)
Sale of short-term investments, net	262	46
Acquisitions of businesses / investments in affiliates	(195)	(325)
Divestiture of investment in affiliate	—	26
Other	(27)	(43)
Net cash used for investing activities	(463)	(776)

Financing Activities
Repurchases of common stock	(2,338)	(1,805)
Issuances of common stock and related amounts	242	312
Excess tax benefit on stock compensation	90	102
Common stock dividends	(510)	(440)
Issuance of long-term debt and related costs	491	—
Repayments of long-term debt	(1,103)	(32)
Net cash used for financing activities	(3,128)	(1,863)
Net (decrease) increase in cash and cash equivalents	(185)	1,182
Cash and cash equivalents at beginning of period	2,648	1,912
Cash and cash equivalents at end of period	$2,463	$3,094

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Stockholders' Equity
Unaudited
(In millions)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders' Equity
Balance at January 1, 2008	$409	$—	$11,247	$(1,851)	$9,805
Net earnings			2,394		2,394
Common stock dividends (a)			(739)		(739)
Conversion of debentures	5	58			63
Stock-based awards and ESOP activity	6	617			623
Repurchases of common stock (b)	(22)	(675)	(1,659)		(2,356)
Other comprehensive income				18	18
Balance at September 28, 2008	$398	$—	$11,243	$(1,833)	$9,808

(a)
Includes dividends ($0.42 per share) declared and paid in the first, second and third quarters. This amount also includes a dividend ($0.57 per share) that was declared on September 25, 2008 and is payable on December 26, 2008 to shareholders of record on December 1, 2008.

(b)
The Corporation repurchased 3.7 million shares for $401 million during the third quarter. Year-to-date, the Corporation has repurchased 22.3 million common shares for $2.4 billion. The Corporation has 40.4 million shares remaining under its share repurchase program, including the 30.0 million of additional shares that were authorized for repurchase under the program in September 2008.

LOCKHEED MARTIN CORPORATION
Operating Data
Unaudited
(In millions)
	September 28,	December 31,
	2008	2007
Backlog
Aeronautics	$26,700	$26,300
Electronic Systems	19,900	21,200
Information Systems & Global Services	12,300	11,800
Space Systems	17,100	17,400
Total	$76,000	$76,700

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 28,	September 30,	September 28,	September 30,
Aircraft Deliveries	2008	2007	2008	2007
F-16	7	11	23	32
F-22	7	7	17	17
C-130J	3	4	9	9